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                              FOR IMMEDIATE RELEASE

         COVISTA COMMUNICATIONS, INC. INTENDS TO DEREGISTER COMMON STOCK

CHATTANOOGA, TN - May 27, 2005 - Covista Communications, Inc. (NASDAQ symbol:
CVST) today announced that the Company's Board of Directors has unanimously approved the voluntary delisting of the Company's common stock from the NASDAQ National Market. Simultaneously with the delisting, the Company will file a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act").

The Company intends to delist its common stock and file the Form 15 with the SEC on or about June 30, 2005. Upon the delisting from NASDAQ, the Company's common stock will no longer trade on the NASDAQ National Market. The Company expects that the deregistration from the Exchange Act will become effective 90 days after filing of the Form 15.

The Company intends to file a Form 10-Q for the quarter ended April 30, 2005 with the SEC prior to the scheduled due date of June 15, 2005. However, the Company's future reporting obligations to file periodic and current reports such as 10-K's, 10-Q's and 8-K's with the SEC will be suspended immediately upon filing of the Form 15.

The Company anticipates that after the delisting from the NASDAQ National Market that its common stock would be quoted in the "Pink Sheets" (WWW.PINKSHEETS.COM), an electronic quotation service for over-the-counter securities, but only to the extent that market makers decide to make a market in the Company's shares. While the Company currently intends to provide market makers information necessary for the Company's shares to be quoted in the Pink Sheets, there can be no assurance that market makers will quote the Company's shares or that an active trading market will ever develop. The Company's stock has had limited trading on the NASDAQ National Market. Typically there is less liquidity and greater price volatility in the Pink Sheets as compared to the NASDAQ National Market.

The members of the Company's Board of Directors carefully evaluated whether remaining a NASDAQ National Market quoted company warranted the significant costs and expenses and loss of operational productivity related to the regulatory burdens of being an Exchange Act registered public company as well as the potential benefits of remaining in the current status. The Company's out-of-pocket costs attributable to being a public company for the most recent fiscal year ending January 31, 2005 were in excess of $500,000 and such costs are expected to rise substantially to comply with new regulatory requirements. These costs do not take into account the time the Company's employees were required to devote to public company reporting and compliance obligations. The Board of Directors unanimously determined that the disadvantages significantly outweighed the potential advantages of remaining as the Company now is and concluded that it was in the best interest of the Company and its shareholders to delist and deregister. After completing this process, the Company will be able to better focus its attention on improving operations, implementing cost reduction and cost containment initiatives, attaining profitability and meeting long term business goals. The Company, depending upon, among other matters, future operating results and the regulatory environment, may consider a future listing on the NASDAQ market. However, no assurance can be given that this will occur.


About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga,


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Dallas and Minneapolis. Covista operates Network Operation, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

Information relating to forward-looking statements:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995, including statements that the Company expects its common stock to be traded on the Pink Sheets and that deregistration will reduce costs and allow the Company to increase its efforts with respect to other matters. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including its form 10-K's, form 10-Q's and form 8-K's, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com